                                                                  Exhibit 10.56

         Portions hereof have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment in accordance with rule 24b-2.

                     SOUTHEAST GLASS BOTTLE SUPPLY AGREEMENT

         This SOUTHEAST GLASS BOTTLE SUPPLY AGREEMENT dated May 26, 1999 (the "Agreement"), is between ANHEUSER-BUSCH, INCORPORATED, a Missouri corporation ("AB") and ANCHOR GLASS CONTAINER CORPORATION, a Delaware corporation ("Anchor").

                                   Background

         AB and Anchor have agreed to enter into a supply agreement under which Anchor will provide to AB the requirements of AB for glass bottle containers for beverages at certain AB breweries, subject to the following terms and conditions.

         THEREFORE, in consideration of the foregoing premises and the mutual promises set forth below, the parties to this Agreement have agreed as follows:

         1.       DEFINITIONS.

                  Capitalized terms shall have the following meanings:

                  1.1 "Affiliate" shall mean, with respect to either party, any individual, corporation, company, partnership, joint venture or other business entity which owns a majority of the equity of or otherwise controls, is controlled by or is under common control with, such party.

                  1.2 "Base Price" shall mean the glass only portion of the Selling Prices, as set forth on Attachment 3.1.

                  1.3 "Bottle" shall mean a returnable or non-returnable glass receptacle of specified size, shape and color used in the packaging of AB's beverage products, and which otherwise conforms to the applicable
Specifications.

                  1.4 "Beverage Bottle" shall mean a returnable or non-returnable glass receptacle used as a container for any beverage, including but not limited to malt beverages, carbonated or uncarbonated soft drinks, flavored and unflavored waters and any other fluids intended for human consumption.

                  1.5 "Brewery" shall mean the AB breweries located in Jacksonville, Florida and Cartersville, Georgia.

                  1.6 "Contract Year" shall mean any twelve (12) month period during the Term starting on a January 1 and ending the following December 31.

                  1.7 "Lightweighting" shall mean any reduction in the weight of a given size and shape Bottle, which does not materially alter the size or shape of such Bottle.

                  1.8 "Manufacturing Costs" shall mean the aggregate of all actual costs incurred by Anchor or its Affiliates in producing the Bottles and delivering them to AB, including transportation, warehouse and insurance costs, and net of all discounts, rebates or allowances received by Anchor or its Affiliates with respect to any services or materials acquired by Anchor in connection with its performance of this Agreement.

                  1.9 "Maximum Production Quantity" shall mean the total actual capacity of Bottles available from the Production Facilities, to the extent it may exceed the Rated Production Capacity.

                  1.10 "Packaging Components" shall mean any of the corrugated boxes, trays, carriers and cartons used to package Bottles, and which conform to the Specifications.

                  1.11 "Production Facilities" shall mean the Bottle production facilities located in Jacksonville, Florida and Warner Robins, Georgia operated by Anchor.

                  1.12 "Rated Production Capacity" shall mean an annual quantity of * * *

or their equivalent, to the extent different size or shape Bottles are produced, or as such quantity may be subsequently adjusted in accordance with Section 2.1(d) below.

                  1.13 "Requirements" shall mean the annual Bottle requirements of AB at both Breweries during the applicable Contract Year.

                  1.14 "Selling Price" shall mean the net delivered (F.O.B. Brewery), selling price of each color, size and shape Bottle (including the Base Price plus carton, carrier, carton setup, carrier insertion and pallet allowance fees) as determined in accordance with the provisions of Article 3 of this Agreement.

                  1.15 "Specifications" shall mean the Bottle and Packaging Component specifications, and also shall include packaging and unit load specifications for Bottle

-----------------
*** Portions hereof have been omitted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24-b.

deliveries to each Brewery, as communicated from time to time by AB to Anchor (provided AB gives Anchor at least sixty (60) days' advance notice) * * *

the current Specifications are attached hereto as Attachment 1.15.

                  1.16 "Term" shall mean the term of the Agreement, including any extensions thereof, as described in Section 8.1 below.

         2.       PURCHASE AND SALE OF PRODUCT.

                  2.1      Purchase Quantities.

                           (a) Each Contract Year, Anchor shall make available
for purchase by AB, in the Specifications requested by AB, the Maximum Production Quantity of Bottles, subject to AB's release of any portion of such production in accordance with this Article 2. Each Contract Year AB shall purchase from Anchor, in the Specifications requested by AB, the Requirements, subject to the limit stated in subsection (c) below.

                           (b) To the extent that Anchor may determine, from
time to time, that the Maximum Production Quantity exceeds the sum of the Requirements and any additional Bottles being purchased by AB under this Agreement, Anchor shall so notify AB. AB shall have fifteen (15) days after it receives such notice within which to notify Anchor that AB will purchase such excess production, and the location to which such Bottles are to be delivered; provided, that AB shall never be obligated to notify Anchor before October 1 of the year prior to the Contract Year in which AB would purchase such production. Any such purchases shall be under the same terms and conditions set forth in this Agreement, except that if AB requests such deliveries to locations other than the Breweries, any added charge for transportation, delivery, insurance and warehousing shall be as negotiated, * * *

                           Anchor shall be free to sell to any third party any
such excess which AB has not committed to purchase under the foregoing provisions.

                           (c) In no event shall Anchor be obligated to provide
under this Agreement any Bottles in excess of the Maximum Production Quantity. Without AB's express written consent, Anchor may neither reduce the Maximum Production Quantity to less than the Rated Production Capacity nor reduce the Rated Production Capacity.

                           (d) To the extent that AB anticipates that its future
Requirements may exceed the Maximum Production Quantity available, AB shall discuss such needs with Anchor, and subject to Anchor obtaining, under terms acceptable to it, any capital funding needed to fund any improvements needed to meet such Requirements, Anchor shall implement the construction of any such capacity increase so that such additional capacity is available to AB within nine months after Anchor has received the financial commitment and any environmental permits necessary for such capital improvements. Upon completion of any such improvements, the Maximum Production Quantity shall be increased by the amount of any such capacity increase (pro-rated for the year in which such capacity increase is completed).

                  2.2 Annual Estimates. On or before September 1 of each year, beginning September 1, 2000, Anchor shall advise AB of the estimated Maximum Production Quantity available from the Production Facilities in the following year. On or by October 1 of the same year, AB shall advise Anchor of AB's estimated Requirements for the following Contract Year for each Brewery, stated separately for each Bottle size, shape and color to be produced for AB by Anchor and any additional Bottles AB wishes to purchase. Any excess between such request of AB and the estimated Maximum Production Quantity provided by Anchor at this time, and subsequently in accordance


-----------------
*** Portions hereof have been omitted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24-b.

with Sections 2.2 and 2.3, shall be deemed to be released in accordance with
Section 2.1(b) above. On or before February 1 of each Contract Year, AB shall refine such estimates, to the extent necessary, and advise Anchor accordingly.

                  2.3 Revised Estimates and Shipment Instructions. Each Contract Year, AB shall provide Anchor with the following revised estimates monthly and weekly:

                           (a) On or before the last business day of each month,
AB's estimated Bottle requirements at each Brewery for each of the succeeding three months, by Bottle size, shape and color.

                           (b) On or before the last business day of each week,
AB's requirements for Bottles at each Brewery in the succeeding week, by Bottle size, shape, color and carton style.

                           (c) On or before the last business day of each week,
AB shall provide a running eight (8) week forecast of such requirements by Bottle size, shape, color and carton style at each Brewery.

                  2.4 Inventory. Anchor shall maintain at no additional cost to AB a finished goods inventory of Bottles at either Production Facility or a warehouse maintained by Anchor in the vicinity of the applicable Brewery * * *

                           However, to the extent that Anchor may elect to
maintain an inventory in excess of * * * for sixty (60) days with respect to any Bottle or carton style, AB shall have no responsibility for any costs incurred by Anchor because of any graphics or other changes to the Bottles or their Packaging Components. Without limiting the foregoing, Anchor agrees that it will always maintain in such inventory * * * for each Brewery, allocated by carton style and based on * * * as provided to Anchor in accordance with Section 2.3(c) above.

-----------------
*** Portions hereof have been omitted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24-b.

         3.       PRICE.

                  3.1.     Selling Price.

                           (a) The Selling Price for each size, color and shape
Bottle ordered by AB from Anchor hereunder for delivery during the initial five
(5) year Term shall be as set forth in Attachment 3.1, subject to any applicable changes provided in one or more of the other provisions of this Article 3.

                           (b) If AB exercises its option to extend the initial
five (5) year Term of the Agreement in accordance with the option provided in
Section 8.1(b) below, Anchor may increase the Base Prices by a maximum of * * * for the duration of such * * * extended Term; provided, that if the Base Prices have been increased pursuant to Section 3.7 below because of costs incurred by Anchor, the amount of any previous increase in the Base Price because of such costs shall be deducted from the increase in the Base Prices Anchor may otherwise be entitled to under this Section.

                           (c) In addition to any other allowances provided
under this Agreement, AB shall receive a * * * discount each Contract Year of the difference that results when a pallet allowance of * * * is subtracted from the Base Prices set forth on Attachment 3.1. Anchor shall pay the amount of the discount accrued from Bottle purchases for that quarter within fifteen (15) days after the end of such quarter, with a final payment at the end of each Contract Year in accordance with Subsection 3.2(b) below. Anchor agrees not to withhold payment of any disputed portion of such amount, and AB agrees to promptly return any overpayment on settlement of any such dispute.

                  3.2      * * *







                  3.3      Specification Changes.

                           (a) If AB makes any changes to the Specifications of
an existing Bottle other than those directly relating to Lightweighting which result in an increase or decrease to the Manufacturing Costs for those particular Bottles, then the Base Price

-----------------
*** Portions hereof have been omitted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24-b.

for such Bottles shall be changed to a Base Price which provides Anchor with the same margins provided on the nearest equivalent shape, size and color set forth in Attachment 3.1. This changed Base Price shall not exceed the price paid by AB, as adjusted for any difference resulting from different delivery costs or charges, for Bottles provided by another supplier with the same Specifications. Anchor shall provide documentation of such changes in cost as AB may reasonably request.

                           (b) If at any time during the Term, AB should add a
new Bottle shape, size or color to its existing family of Bottles (a "New Bottle"), the Base Price for such New Bottle shall be the Base Price calculated to provide Anchor with the same margins as provided on the nearest equivalent size, shape and color Bottle. The Base Price for such New Bottle shall not exceed the price paid by AB, as adjusted for any difference resulting from different delivery costs or charges for Bottles provided by another supplier with the same Specifications. Anchor shall provide documentation of such charges or costs as AB may reasonably request.

                           (c) Notwithstanding the foregoing, Anchor shall not
be obligated to produce green colored Bottles at the existing Bottle price schedule (as set forth in Attachment 3.1) unless AB's estimated Requirements for green Bottles exceed * * * of Bottles. Once AB's estimated Requirements for green Bottles (the Specifications currently provide for flint or amber color) exceeds * * * of Bottles, it shall have the right to include such color in the Specifications at no additional cost to AB.

                  3.4      * * *






                  3.5      * * *




-----------------
*** Portions hereof have been omitted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24-b.

                  3.6      Packaging Materials.

                           (a) Anchor shall purchase its inventory of Packaging
Components using the following procedure. Anchor shall purchase such inventory of Packaging Components from a supplier designated by AB at a price designated by AB (such price may be different from the price agreed to between AB and such supplier), and then Anchor will charge AB for Packaging Components, as delivered to AB with a Bottle shipment, at a price not greater than the price originally paid by Anchor to purchase such Packaging Components. AB will pay Anchor for the handling, assembly and insertion of the Packaging Components in accordance with the charges set forth in Attachment 3.1.

                           (b) Some of the Bottles being delivered from the
Production Facilities prior to the start of this Agreement have been delivered in the form of bulk shipments, as further described below. Anchor will continue to deliver those Bottles in bulk, and AB shall have the option, on six (6) months' written notice to Anchor, to require it to ship and deliver any or all of the remaining Requirements in bulk. If AB exercises this option, Anchor shall not insert or use any of the Packaging Components in the affected deliveries. For such bulk deliveries, Anchor shall subtract the cost of the Packaging Components and the service charges of Anchor for their handling, assembly and insertion from the Selling Prices for Bottles, but it may add to the Selling Prices for bulk delivery the costs of bulk palletizing materials used and paid for by Anchor, including pallets, top frames and tier sheets; provided, that such additional costs shall not exceed those approved by AB. However, if AB exercises this option it will (i) repurchase any remaining inventory of Packaging Components that it had previously supplied to Anchor, and which Anchor is not able to use otherwise for AB and (ii) reimburse Anchor for its net capital costs incurred to change to bulk delivery, taking into consideration any salvage value obtained for equipment no longer needed by Anchor. Examples for determining existing bulk pricing and any future conversions to bulk pricing are set forth in Attachment 3.6.

                  3.7      Base Price Adjustment for Cost Changes.* * *



         4.       WARRANTY.


-----------------
*** Portions hereof have been omitted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24-b.

                  4.1 Express Warranties. Notwithstanding any independent investigation by AB, Anchor represents and warrants to AB that: Each Bottle (i) will be merchantable and fit for the purpose intended, which is a commercially acceptable container for beverages; (ii) will be manufactured in accordance with the Specifications and all function and taste requirements specified therein;
(iii) will conform to samples previously delivered to and approved by AB; (iv) and the substances and materials used to produce such Bottle will be free from defects in materials and workmanship and will be permissible under applicable Federal and State laws and regulations; and (v) will be delivered free from any security interest, lien or other encumbrance.

                  4.2 FDA Compliance. Anchor represents and warrants that each Bottle and each related article contained in and comprising each shipment or other delivery to AB and all information and ingredient lists furnished for use by AB in labeling such articles for resale, is (i) not adulterated or misbranded (or, in the case of labeling information and ingredient lists not a cause of misbranding when applied to such articles) within the meaning of the Federal Food, Drug and Cosmetic Act, as amended, and not an article which may not be introduced into interstate commerce, (ii) complies with the requirements of the Poultry Products Inspection Act, the Meat Inspection Act and the Federal Food, Drug and Cosmetic Act, as amended, to the extent that said Acts are then effective and applicable, (iii) registered, if required, and not adulterated or misbranded within the meaning of the terms of the Federal Insecticide, Fungicide and Rodenticide Act, any state pure food act, or any other applicable Federal, State or local law, (iv) not banned or misbranded within the meaning of the terms of the Federal Hazardous Substances Act, (v) not an article which cannot be legally transported or sold under the provisions of any Federal, State or local law, and (vi) if an article which is or which contains a color additive, such color additive is or will be from a batch certified by the Seller, its subsidiaries, if any, or its suppliers, in accordance with the Federal Food, Drug and Cosmetic Act, as amended, and all regulations issued under said Act.

                  4.3 Fair Labor Standards. To the extent work is performed in the United States in connection with the performance of Anchor's obligations under this Agreement, Anchor represents that all such work will be performed in compliance with the requirements of the Fair Labor Standards Act of 1938, as amended. Anchor further represents that all work performed in meeting its obligations under this Agreement complies with the provisions of Executive Order No. 11246.

                  4.4 Flavor Standards. AB and Anchor acknowledge that the delivery of Bottles under this Agreement are subject to their respective rights and obligations as stated in the flavor standards addendum marked as Attachment
4.4 to this Agreement.

                  4.5 Indemnification. AB shall have all rights and remedies of a buyer under the Uniform Commercial Code of Missouri (the "UCC"). Any purchases of Bottles under the "cover" provision of Section 2-712 of the UCC shall be applied in satisfaction of AB's Requirements under this Agreement. Anchor shall in addition indemnify and hold harmless AB, its parent, subsidiary and Affiliates and their respective directors, officers, employees, agents and other representatives, from and against any and all costs, losses, liabilities, damages, claims, judgments or expenses, including without limitation court costs, attorneys fees and other legal expenses resulting from any alleged or actual breach by Anchor of any representation or warranty set forth herein or the failure by Anchor to perform in a timely manner any of its obligations hereunder.

                  4.6 Pricing. The pricing provided to AB under this Agreement, including but not limited to each Selling Price, is lawful.

         5.       DELIVERY.

                  5.1 Delivery Terms. Anchor shall package each Bottle shipment in accordance with the Specifications, load the packaged Bottles for shipment, and deliver the Bottles F.O.B. the applicable Brewery. AB shall be responsible for unloading the Bottles at the Brewery, at which time title and risk of loss shall pass to AB. Anchor shall bear all freight costs for delivery of the Bottles, and Anchor shall be required to use any reasonable method or mode of delivery designated by AB for all Bottle delivery points; provided, however, that any changes in such delivery method or mode which increase Anchor's costs shall require Anchor's consent, which Anchor will provide if AB agrees to pay or reimburse Anchor for such increased costs.

                  5.2 Delivery Option.

                           (a) Notwithstanding anything to the contrary in
Section 5.1 above, AB shall have an option, exercisable individually by AB with respect to each Brewery and each Production Facility, to control the selection of freight carrier and insurance provider used for shipments of Bottles from such Facility or delivered to such Brewery, subject to the following conditions:
First, AB may only exercise this option in a way that does not increase Anchor's operating costs or adversely affect Anchor's production and delivery efficiencies. * * *


                           (c) Anchor shall cooperate and assist AB in
implementing such shipping arrangements if AB exercises such option, subject to the foregoing conditions.


-----------------
*** Portions hereof have been omitted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24-b.

With respect to each shipping or delivery location for which AB exercises such option, AB shall be responsible for and pay all related freight and insurance charges, and Anchor shall deduct from the Base Price for all affected Bottles the freight charges (per 1000 gross of Bottles) incurred by Anchor applicable to such Bottle deliveries or shipments, based on the average charges of such deliveries or shipments prior to the exercise of such option by AB.

         6.       PAYMENTS.

                  6.1 Payment Due Date. AB shall pay Anchor for all Bottles purchased hereunder, based on the date of delivery to the applicable Brewery. Terms of payment shall be payment in full within ten (10) days after AB receives the Bottles.

                  6.2 Purchase Orders. AB and Anchor may exchange standard form documents (such as purchase orders) for administrative and informational purposes, and the terms and conditions stated thereon shall neither modify, amend or supplement the terms and conditions stated in this Agreement.

                  6.3 Electronic Transactions. AB and Anchor acknowledge that this Agreement is subject to the agreement pertaining to the electronic exchange of information between the parties in the form of a "Trading Partner Agreement" marked as Attachment 6.3 to this Agreement and signed by each of them; provided, that AB shall have no right to terminate, suspend, delay or modify its obligations under Section 3.2 above, based on the exercise by AB of any of its rights under the Trading Partner Agreement. AB's right of set-off for any amounts due under Section 3.2 above shall be limited to those arising under this Agreement, and AB shall have no right of set-off for amounts due under Section
3.2 above arising out of any other transactions between the parties.

         7.       FORCE MAJEURE.

                  7.1      The Events.

                           (a) Each party shall be relieved of its obligation to
perform any part of this Agreement to the extent its performance is prevented or rendered impracticable by events beyond its reasonable control, which events may include, without limitation, fire, storm, flood, earthquake, and other Acts of God, and explosion, accident, acts of the public enemy, riots and other civil disturbances, sabotage, court injunctions, transportation embargoes, shortages of materials, strikes, lockouts, work stoppages and other labor disputes, acts, regulations or other requirements of domestic or foreign federal, state, county, municipal, or local governments or branches, subdivisions or agencies thereof, including, without limitation, any such acts, regulations or other governmental requirements making it unlawful (such as by an outright ban) or commercially impractical (such as by the imposition or increase of deposit requirements or other action directly or indirectly affecting beer or its packaging) to manufacture or package beer in bottles, or to sell or distribute beer in packaging of any type (the "Force Majeure"), subject to the various limitations provided in this Article 7. Force Majeure shall further include, without limitation, any imposition or increase of any excise tax or similar charge by any governmental authority on the manufacture, packaging, possession, storage, sale or distribution of beer, and AB's obligations to purchase shall be deemed to have been rendered impracticable thereby, without any direct proof of causation, to the extent that there is any decrease in the demand of beer manufactured, sold or distributed by AB after such Force Majeure event occurs.

                           (b) Notwithstanding the foregoing, Anchor
acknowledges that Force Majeure will not include a strike, lockout, work stoppage or other labor dispute affecting any of the Production Facilities, and in the event of such a labor dispute at any of the Production Facilities, Anchor agrees to use its commercially reasonable best efforts to operate any affected Production Facility with management personnel to the full extent necessary to satisfy the Requirements. Anchor further acknowledges that Force Majeure shall not include the failure for any reason of any software, hardware, system or other item of equipment to: (i) properly process, manage and manipulate data involving dates, including, without limitation, single century and multi-century formulae and leap year calculations or properly calculate, compare and sequence from, into and between the twentieth and twenty-first centuries; (ii) not cause an abnormally ending scenario within any application or the generation of incorrect values or data or invalid results involving such dates; or (iii) include the correct date in all date-related and data-related functions and data fields.

                  7.2 Notice. Each party will immediately notify the other party of the occurrence of any Force Majeure which may affect its performance of this Agreement. If any Force Majeure event occurs affecting a Production Facility or deliveries, Anchor will use its commercially reasonable best efforts to provide to AB Bottles from alternate sources not affected by the Force Majeure. The prices to be charged AB for such Bottles will be set so as to yield the same margins as Anchor would have obtained on the sale of such Bottles to East Coast breweries. Anchor will use commercially reasonable efforts to ship such Bottles from an Anchor facility that will minimize freight charges. At all times AB will have priority of production on the Production Facilities and their equipment and furnaces which are dedicated exclusively to production of Bottles at the time of occurrence of such Force Majeure. If a Force Majeure event occurs affecting a Brewery, AB will use its commercially reasonable best efforts to allocate to Anchor Bottle requirements at other AB brewery locations, subject to AB's other contractual commitments.

                  7.3 Rights. If Anchor's performance hereunder is suspended due to Force Majeure, then AB shall have, in addition to such other rights which it may have as a buyer under the Uniform Commercial Code or otherwise, the right to procure alternative sources of Bottle supply on commercially reasonable terms with respect to all Bottles not delivered by Anchor because of the Force Majeure, which may require an alternative Bottle purchase commitment by AB for a period of time which extends beyond the Force Majeure affecting Anchor. Any such alternative purchases of Bottles by AB shall be applied to its obligation to purchase the Requirements.

                  7.4      * * *

                  7.5 Termination Because of Force Majeure. If all or a substantial part of either party's performance hereunder is prevented or suspended by reason of Force Majeure for more than ninety (90) consecutive days at any one time, or more than one hundred eighty (180) days in the aggregate during the Term, then the other party shall have the right to immediately terminate this Agreement (upon notice to the party affected by the Force Majeure) with respect to those elements of performance and the reciprocal obligations of the other party. Such termination shall be without liability with respect to the obligations so terminated, but shall be subject to the continuing obligations of AB under Section 7.4 above, which are not subject to termination under this Section 7.5.

         8.       TERM AND TERMINATION.

                  8.1      Term.

                           (a) The Term of this Agreement shall begin on January
1, 2001. Unless terminated earlier in accordance with its terms, the Term shall remain in effect until December 31, 2005, and may be extended for * * * in accordance with subsection 8.1(b) below.

                           (b) AB shall have * * *



-----------------
*** Portions hereof have been omitted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24-b.

under the same terms and conditions as are set forth in this Agreement. * * *

                           (c) Anchor shall notify AB no later than January 1 of
the year in which AB may exercise * * * option described in (b) above of any substantial capital improvements necessary within such option period at either of the Production Facilities. If such improvements are required, AB and Anchor shall negotiate in good faith with respect to the assurances necessary for Anchor to fund such capital investment, including, without limitation, a commitment by AB to purchase a quantity of Bottles over the extended Term sufficient for Anchor to recover any capital investment necessary to fund such improvement, including a longer term or such other arrangement as may be satisfactory to both AB and Anchor. If AB and Anchor fail to agree on such assurances, Anchor shall have the option, if exercised by so notifying AB before March 1 of the year in which AB must exercise such option (and thirty (30) days before AB must exercise its option to extend the Term) to reduce the Rated Production Capacity during this two year option period to the extent reasonable and necessary in the absence of such capital investment.

                  8.2 Rights of Termination. In addition to any right of termination granted elsewhere in this Agreement, either party shall have the right at any time to terminate this Agreement, without prejudice to any other legal rights to which such terminating party may be entitled, upon the occurrence of any one or more of the following:

                           (a) Material breach by the other party in the
performance of any of the provisions of this Agreement, which breach is not cured within thirty (30) days following written notice of such breach to the defaulting party;

                           (b) The making by the other party of an assignment
for the benefit of creditors;

                           (c) The appointment of a trustee or receiver or
similar officer of any court for the other party or for a substantial part of the property of the other party, whether with or without the consent of the other party; or

-----------------
*** Portions hereof have been omitted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24-b.

                           (d) The institution of bankruptcy, reorganization,
insolvency or liquidation proceedings by or against the other party without such proceedings being dismissed within thirty (30) days from the date of the institution thereof; or

                           (e) A material breach by either party of the
representations or warranties set forth herein.

                  8.3 Notice of Termination. Either party which exercises a right of termination under the foregoing provisions of Section 8.2 may exercise such right by delivery of a termination notice which shall provide that such termination is effective not less than ninety (90) days nor more than twelve
(12) months after the date such notice is issued, at the choice of the party exercising such right of termination.

                  8.4 Quality Requirements.

                           (a) Anchor has agreed to use its commercially
reasonable best efforts to achieve at the Production Facilities "Select Status," as described in the Anheuser-Busch Supplier Quality Assurance program; a copy of the applicable Standards and the applicable Facility Management Inspection Form are attached as Attachment 8.4. If either Production Facility fails to maintain a Facilities Management Inspection score of seven (7) or higher Anchor agrees to cause such Facility to take prompt corrective action to raise such score to at least a seven (7). Anchor understands that a score of less than four (4) would constitute a material breach of this Agreement. Anchor's obligations and AB's rights as set forth in this Section 8.4 are in addition to and are not a part of AB's on-going qualification/disqualification procedures applicable to all Bottle vendors and by which Anchor is bound.

                           (b) Anchor acknowledges the unusually stringent
appearance standards maintained by AB with respect to not only its own facilities, but those of its suppliers. Anchor accordingly agrees to ensure that the Production Facilities, the delivery vehicles used to deliver Bottles to the Breweries, and the warehouse used to store Bottles prior to such delivery are each maintained using the highest practicable standards for sanitation and housekeeping. Anchor further agrees to ensure that such warehouse and delivery vehicles and the Production Facilities are each maintained so that they present a clean, high quality appearance. These obligations are in addition to the Flavor Standards contained in Attachment 4.4 of this Agreement.

         9.       AUDITS.

                  9.1 The Auditors. Each party shall have the right to audit information (i) used to determine the Selling Price and any changes to it and its constituent components and (ii) pertaining to improper payments referred to in Section 15.5 below. All audits shall be performed by a nationally recognized public accounting firm mutually acceptable to the parties, or in the absence of other agreement between the parties, PriceWaterhouse Coopers (the "Auditor").

                  9.2 Costs. The full cost of any audit shall be borne by the requesting party, unless a "material discrepancy" caused by the actions or inactions of the other party and adverse to the requesting party is uncovered by the audit; in which case the audited party shall then bear 100% of the cost of the audit. A "material discrepancy" shall be any discrepancy or group of discrepancies which, in the aggregate for any one audit, would result in an adjustment payment by one party to the other of an amount equal to or greater than $25,000.

                  9.3 Maintenance of Records. Each party shall maintain records in sufficient detail to permit an acceptable audit, and shall maintain each such record (i) for a full year after the year in which such record is created and
(ii) for so long as any audit pertaining to such record is pending. The Auditor shall be given access to any and all records which it deems necessary to conduct the audit.

                  9.4 Notice. Prior to requesting an audit, the requesting party shall notify the other of its intent to exercise its audit rights. The other shall then be allowed a reasonable amount of time (not to exceed 30 days) to explain/resolve the question to the satisfaction of the requesting party, and thus eliminate the need for an audit.

                  9.5 Audit Procedures. If after completion of the foregoing resolution procedure the requesting party determines that an audit should be conducted, the parties shall in good faith make reasonable efforts to mutually agree upon a joint letter of instruction for the Auditor which shall describe the format and procedure the Auditor shall undertake and the documents it will examine in the course of its audit. If the parties are unable to agree on the terms of the letter of instruction, the Auditor shall make its examination and determination in accordance with written instructions provided by the requesting party. A copy of said written instruction shall be provided to the other party no later than five (5) business days prior to the Auditor commencing its audit; provided that, prior to commencing such audit, the Auditor shall have agreed to hold in confidence and not disclose to anyone, including the other party, any of the information that the parties have designated as confidential under the above joint letter of instruction to the auditor. Each party is obligated to furnish or make available to the Auditor such information in the party's possession as is required in the Auditor's reasonable opinion to conduct the audit. Any information which either party desires the Auditor to consider and which is not maintained or in the possession of the other party shall be submitted to the Auditor with copies to the other party. The Auditor shall provide both parties with a final written conclusion of compliance or non-compliance and the amount of the discrepancy, if any, but shall not otherwise disclose any confidential information of either party. If there is any discrepancy in the information made available by one party to the other under this Agreement, the Auditor's conclusions shall specify the amount owed to AB if Anchor overcharged AB, or if Anchor undercharged AB, the amount owed Anchor by AB, and, in either event, a general statement as to the basis for the discrepancy.

                  9.6 Survival of Rights. The provisions of this Section 9 shall expressly survive expiration or termination of this Agreement for a period of one (1) year.

         10.      PLANT VISITS.

                  Subject to Section 11 below, Anchor shall allow employees and representatives of AB and Anheuser-Busch Companies, Inc. who have a legitimate and non-competitive purpose to visit the Production Facilities during normal business hours and upon at least three (3) business days' notice; provided, however, where the purpose of the visit is for health, sanitation or quality control inspections, no notice need be given to Anchor. Such employees and representatives shall have full access to all phases of operation but shall not unreasonably interfere with Anchor's operations. All such employees and representatives shall abide by all applicable rules and regulations of the Production Facilities with respect to visitors.

         11.      CONFIDENTIALITY

                  Each party, and their respective employees, officers, directors, representatives, subsidiaries, affiliates, assigns, subcontractors and any and all persons or business entities acting under one or any of them (the "Disclosees"), shall treat in confidence and not disclose to others any confidential information of the other, which such Disclosees may have furnished to them by the other party hereto or by any third party, or which such disclosees may have accessed in the performance of this Agreement, except to the extent that any such information is (i) generally available to those skilled in the art, (ii) acquired from a third party rightfully having such information and under no obligation to not disclose it to the Disclosees, (iii) already lawfully in the Disclosee's possession or (iv) developed by a Disclosee independently of any confidential information disclosed to such party by, or learned by such party from, the other party (the "Information"). For purposes of this Agreement, subject to the four exceptions set forth in the preceding sentence, information regarding a party's cost of materials, production, raw materials, labor and other costs, suppliers, customers and technology, whether or not labeled or described by such party as "confidential," shall be considered "confidential information" and within the definition of "Information," in addition to any other information identified from time to time by such party as "confidential." * * *

         12.      PUBLIC STATEMENTS.

                  In the event that Anchor is required under applicable law to file the Agreement or any related document pertaining to the Agreement or its performance with the Securities and Exchange Commission or any other regulatory authority, Anchor shall promptly notify AB of such requirement and (i) use reasonable efforts to obtain confidential treatment of any portion of the Agreement or related document for which such treatment is requested by AB, (ii) to the extent requested by AB and permitted by law, delete the most highly confidential elements of the form of Agreement submitted for filing, including but not limited to all price and other financial terms, (iii) promptly notify AB of any attempt by any party to obtain access to any portion for which confidential treatment has been requested and (iv) at the request of AB, use reasonable efforts to defend against any such attempt. Prior to including any discussion of the Agreement or any related document in any document to be filed with the Securities and Exchange Commission or any other regulatory authority, Anchor shall provide such discussion to AB and shall make such changes thereto as may be requested by AB within 20 days after AB has received a copy of such proposed discussion, except to the extent that such changes would violate applicable law. Anchor shall be free to file any proposed discussion for which AB has not requested changes within such 20 day period.

         13.      NOTICES.


-----------------
*** Portions hereof have been omitted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24-b.

                  All notices from one party to the other under the terms of this Agreement, unless otherwise directed, shall be hand delivered or sent by fax or certified mail or by a responsible overnight courier, addressed to the parties at the addresses indicated below and shall be deemed delivered on the date of receipt, or the business day next succeeding the date of posting if mailed:

         If to AB:

         ANHEUSER-BUSCH, INCORPORATED
         c/o Anheuser-Busch Companies, Inc.
         One Busch Place
         St. Louis, Missouri  63118
         Attention:  Vice President, Corporate Purchasing
         Fax Number:  314/577-9750

         If to Anchor:

         ANCHOR GLASS CONTAINER CORPORATION
         4343 Anchor Plaza Parkway
         Tampa, Florida  33634
         Attention:  President
         Fax Number:  813/882-5735

         14.      ASSIGNMENT.

                  Neither party hereto shall assign its rights or obligations under this Agreement to any third party without the prior written consent of the other; provided, however, that Anchor may pledge any payments to be received by Anchor hereunder as a part of the financing by Anchor of the capital improvements contemplated by it under this Agreement.

         15.      INDEPENDENT CONTRACTOR.

                  Nothing contained in this Agreement shall create an association partnership, joint venture or the relation of principal and agent (except as specifically set forth herein). Neither of the parties hereto shall have any authority to bind the other in any way except as stated herein. The parties recognize that during the Term of this Agreement, there will be employees of either party upon the premises of the other. It is understood and agreed that on such occasions the employees of each party shall remain the employees of that party solely, and that party shall be solely responsible for the wages and benefits for its employees, and any injuries which are sustained by such employees shall be covered under the Worker's Compensation insurance contracts of the respective employers.

         16.      ADDITIONAL AGREEMENTS.

                  16.1 Maintenance of Corporate Existence. Either party shall at all times maintain its corporate existence. Each party will do or cause to be done all things necessary to preserve and keep in full force and effect its rights (charter and statutory), licenses and franchises.

                  16.2 Merger, Consolidation, Asset Sale.

                           (a) Subject to subsection (c) below, AB may terminate
this Agreement upon at least ninety (90) days' notice to Anchor, if it or any successor corporation (i) sells, conveys or assigns the stock of either it or any direct or indirect majority owner of Anchor to a third party not affiliated through common majority ownership, as of the date of this Agreement, with Anchor, (ii) consolidates with, merges into, or becomes an Affiliate of any other corporation (or other form of business organization) which is a competitor of AB by engaging in any of the following lines of business: marketing or distribution of any brand of beverage products or the operation of public entertainment parks; or (iii) consolidates with or merges into, or becomes an Affiliate of any other corporation (or other form of business organization), other than an existing Affiliate of Anchor, the result of which is a change in Anchor's financial condition which materially adversely affects Anchor's ability to perform this Agreement, or (iv) if Anchor sells, leases or otherwise transfers control or ownership of either Production Facility to any third party not Controlled by Anchor or an Affiliate. As used in this Section 16.2, "Controlled" shall mean ownership, directly or indirectly, of a majority of the outstanding equity securities of a company and an ability to control the selection of a majority of the members of the board of directors of such company or its equivalent highest level of management.

                           (b) In addition to the rights granted under
sub-section (a) above, AB shall have a sixty (60) day right of first refusal prior to any sale or transfer to a third party by Anchor of either Production Facility (either directly or as a part of a larger transaction involving the stock or additional assets of Anchor or any of its Affiliates). Anchor may not accept any offer of any third party to purchase either of the Production Facilities (independently or as part of a larger transaction) until AB has had sixty (60) days within which it may exercise its right of first refusal in accordance with this Section 16.2(b). Anchor shall require any third party proposing to purchase the Production Facilities to submit either (i) a written offer for one or both of the Production Facilities, independent of other assets or interests of Anchor or its Affiliates, or (ii) dual offers for the stock or assets of Anchor that in the alternative would include assets in addition to the Production Facilities or an offer for the other assets or the stock of Anchor which excludes both Production Facilities. In that event, the price to AB for the Production Facilities for purposes of its exercise of this right of first refusal shall be the difference between the two prices offered for Anchor or its assets, either including or excluding the Production Facilities. Any non-monetary portion of the offered consideration which is impossible or impractical for AB to perform or otherwise satisfy shall be valued at its fair market value, and such amount shall be added to the monetary portion of such third party's offer for purposes of determining the amount of AB's right of first refusal. AB shall have a period of sixty (60) days after receiving such offer to notify Anchor that AB is electing to purchase the Production Facilities at the proposed price, as adjusted, if necessary, as described above, and in accordance with all other applicable terms and conditions of such offer. If AB does not notify Anchor of its exercise of such right of first refusal, Anchor shall be free to complete the sale of the Production Facilities to such third party in accordance with the particulars of such offer, as disclosed to AB.

                           (c) AB understands that Anchor and its Affiliates
intend to engage in a restructuring of the ownership of Anchor and its Affiliates. Notwithstanding anything to the contrary in subsections (a) and (b) above, AB agrees to waive any right of termination or purchase that may arise in connection with such a restructuring; provided, that (i) Mr. John J. Ghaznavi retains Control of Anchor, (ii) Anchor does not transfer to any other person, including an Affiliate, ownership or operating control with respect to a material portion of its capital assets, other than those replaced in the ordinary course of business (and except as otherwise agreed to by AB in writing), and (iii) Anchor does not assign or transfer this Agreement by operation of law to any other person, including another Affiliate, without AB's written consent. Anchor further agrees to keep AB informed of all material changes to Anchor's ownership structure.

                  16.3 Insurance. At all times during the Term of this Agreement, Anchor shall maintain in full force and effect with insurance carriers of recognized national standing subject to commercially reasonable self-insured retention levels: (i) Vendor's Broad Form liability insurance naming AB as an additional insured, with limits of liability of at least * * * combined limits covering any liability which AB may incur as a result of Anchor supplying Bottles reasonably demonstrated or stipulated to be defective and any defense costs which AB may incur as a result of Anchor supplying Bottles alleged to be defective; (ii) fire and extended coverage insurance insuring the Anchor facilities producing Bottles, at full replacement cost; and (iii) workers compensation insurance, including employers liability coverage, of at least one million dollars. Within thirty (30) days of execution of this Agreement, Anchor shall provide AB with a certificate from its licensed insurance broker, evidencing the foregoing coverage and providing that AB shall be given at least thirty (30) days notice of cancellation, non-renewal or restrictive endorsement with respect to any of the foregoing coverages. Anchor shall provide AB with similar certificates evidencing renewal of such coverage prior to the expiration of any such policies of insurance, and shall use its best efforts to provide such certificates at least thirty (30) days prior to expiration.


-----------------
*** Portions hereof have been omitted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24-b.

                  16.4 Efforts to Minimize Costs.

                           (a) Anchor shall at all times use reasonable
diligence to seek and procure its requirements of all materials and equipment at the lowest available prices (taking into account all relevant factors, including quality and service), and shall likewise minimize all plant costs in a manner consistent with prudent management practices, including, without limitation, adherence to total quality management practices and statistical process control.

                           (b) The long-term objective of AB and Anchor is to
implement any cost saving measures that result in declining costs over the life of the Agreement and beyond. To accomplish the goal, joint "Cost Reduction Teams" will be formed between AB and Anchor to study areas of cost and recommend changes to reduce the costs. Any savings generated will be distributed as agreed to by Anchor and AB's Corporate Purchasing Department.

                  16.5 Improper Payments. Anchor hereby warrants that no payments have been or shall be made, directly or indirectly, by or on behalf of Anchor to or for the benefit of any AB employee or agent who may reasonably be expected to influence the decision to purchase Bottles. As used herein "payments" shall include money, property, services and all other forms of consideration. AB may verify this warranty in accordance with the audit provisions in Article 9 above.

                  16.6 Cullet. Anchor shall offer AB (or its designated Affiliate) the opportunity to sell cullet to Anchor at market prices, so long as such sales do not conflict with Anchor's cullet supply agreements in effect on the date hereof, or with Anchor's internal cullet supply system, and so long as Anchor is then buying cullet.

         17.      REPRESENTATIONS AND WARRANTIES OF ANCHOR.

                  Anchor covenants, represents and warrants to AB as follows:

                  17.1 Corporate Existence and Power. Anchor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has full corporate power and authority to carry on its business as now conducted and as currently proposed to be conducted, and to execute, deliver and carry out the terms of this Agreement, has all permits and authorizations necessary to carry on its business as presently conducted, and is duly qualified to do business as a foreign corporation in good standing in each jurisdiction wherein the nature of Anchor's business and operations or the character of the properties owned or held under lease by Anchor makes such qualification necessary and in which the failure to so qualify would have a materially adverse effect on the business, prospects, profits, condition or operations, financial or otherwise, of Anchor.

                  17.2 Authorization; No Legal Bar. The execution, delivery and performance by Anchor of this Agreement have been duly authorized by all necessary corporate action on the part of Anchor and do not require any approval of Anchor's shareholders or approval or consent of any holder (or trustee of any holder) of any indebtedness or other obligations of Anchor except such as have been duly obtained, certified copies whereof have been delivered to AB, and neither the execution and delivery nor the performance by Anchor of this Agreement does or will contravene any law or governmental rule or regulation, or any judgment or order, applicable to or binding on Anchor or any of its subsidiaries, or Anchor's charter documents, or result in any breach of or constitute any default under, or result in the creation of any lien upon any property of Anchor under, any indenture, mortgage or other agreement or instrument to which Anchor or any of its subsidiaries is a party or by which it or any of its subsidiaries, or any of its or their respective properties, may be bound or affected.

                  17.3 Governmental Approvals. Neither the execution and delivery nor the performance by Anchor of this Agreement requires any consent or approval of, giving notice to, registration with, or taking of any other action in respect of, any federal or state governmental authority or agency.

                  17.4 Other Agreements. Anchor is not a party to any agreement or instrument, or subject to any charter or any corporate restriction, which individually, or in the aggregate would materially adversely affect Anchor's financial condition, business or operations or would adversely affect the ability of Anchor to perform its obligations under this Agreement.

                  17.5 Execution, Delivery and Enforceability. This Agreement and all related documents have been duly executed and delivered by Anchor; assuming the due authorization (corporate and otherwise), execution and delivery thereof by AB, this Agreement constitutes a legal, valid and binding agreement or obligation of Anchor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, and similar laws affecting the enforcement of creditors' rights generally.

         18.      REPRESENTATIONS AND WARRANTIES OF AB.

                  AB covenants, represents and warrants to Anchor as follows:

                  18.1 Corporate Existence and Power. AB is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, has full corporate power and authority to carry on its business as now conducted and as currently proposed to be conducted, and to execute, deliver and carry out the terms of this Agreement, has all permits and authorizations necessary to carry on its business as presently conducted, and is duly qualified to do business as a foreign corporation in good standing in each jurisdiction wherein the nature of AB's business and operations or the character of the properties owned or held under lease by AB makes such qualification necessary and in which the failure to so qualify would have a materially adverse effect on the business, prospects, profits, condition or operations, financial or otherwise, of AB.

                  18.2 Authorization; No Legal Bar. The execution, delivery and performance by AB of this Agreement have been duly authorized by all necessary corporate action on the part of AB and do not require any approval of AB's shareholders or approval or consent of any holder (or trustee for any holder) of any indebtedness or other obligations of AB except such as have been duly obtained, certified copies whereof have been delivered to Anchor, and neither the execution and delivery nor the performance by AB of this Agreement does or will contravene any law or governmental rule or regulation, or any judgment or order, applicable to or binding on AB or any of its subsidiaries, or AB's charter documents, or result in any breach of or constitute any default under, or result in the creation of any lien upon any property of AB under any indenture, mortgage or other agreement or instrument to which AB or any of its subsidiaries is a party or by which it or any of its subsidiaries, or any of its or their respective properties, may be bound or affected.

                  18.3 Governmental Approvals. Neither the execution and delivery nor the performance by AB of this Agreement requires any consent or approval of, giving notice to, registration with, or taking of any other action in respect of, any federal or state governmental authority or agency.

                  18.4 Other Agreements. AB is not a party to any agreement or instrument, or subject to any charter or any corporate restriction, which individually or in the aggregate would materially adversely affect AB's financial condition, business or operations or would adversely affect the ability of AB to perform its obligations under this Agreement.

                  18.5 Execution, Delivery and Enforceability. This Agreement and all related documents have been duly executed and delivered by AB; assuming the due authorization (corporate and otherwise), execution and delivery thereof by Anchor, this Agreement constitutes a legal, valid and binding agreement or obligation of AB enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, and similar laws affecting the enforcement of creditors' rights generally.

         19.      MISCELLANEOUS.

                  19.1 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability of any jurisdiction shall not of itself invalidate or render unenforceable such provision in any other jurisdiction.

                  19.2 Waivers; Modifications. No term or provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

                  19.3 Authorization; Binding Effect; Successors and Assigns. Each of the individuals executing this Agreement certifies that he or she is duly authorized to do so. The terms and provisions of this Agreement and the respective rights and obligations of the parties hereunder shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns. Any permitted assignee of this Agreement, including but not limited to an Affiliate of Anchor, shall, prior to such assignment furnish to the other party evidence of such assignee's assumption of all liabilities and obligations of the applicable assignor.

                  19.4 Reproduction of Documents. This Agreement and all documents relating hereto, may be reproduced by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process. Each party hereto stipulates that, to the extent permitted by law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

                  19.5 Entire Agreements. This Agreement, including each Attachment referred to in this Agreement, represents the complete agreement of the parties with respect to the transactions contemplated hereunder, and supersedes all prior or contemporaneous agreements, representations, promises or understandings in connection therewith, whether orally or written. All statements contained in any certificate or other instrument delivered hereafter by or on behalf of any party hereto pursuant hereto or in connection with the performance of the transactions contemplated hereby shall be deemed representations and warranties by such party hereunder.

                  19.6 Captions; References. The captions in this Agreement and in the table of contents are for convenience of reference only and shall not define or limit any of the terms or provisions hereof. Reference herein to sections and subsections without reference to the document in which they are contained are references to this Agreement.

                  19.7 Governing Law. This Agreement is entered into in the State of Missouri and shall be governed by the provisions of the Missouri Uniform Commercial Code. To the extent that there is to be a delivery or performance of services hereunder, such services shall be deemed "goods" within the meaning of the Uniform Commercial Code. In any event, this Agreement shall be governed by and construed in accordance with the laws of the State of Missouri.

                  19.8 Equal Opportunity. Anchor shall sign a copy of the Equal Employment Opportunity Compliance Certificate, in the form attached hereto as Attachment 19.8, at the time this Agreement is executed by the parties and upon receipt, shall submit another signed copy to AB prior to December 31 of each Contract Year.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its duly authorized representative on the day and year first set forth above.

                                      ANHEUSER-BUSCH, INCORPORATED (AB)


                                      By: /s/ Charles R. Koenig
                                          -------------------------------------
                                              Charles R. Koenig, Vice President
                                              and authorized representative


                                      ANCHOR GLASS CONTAINER CORPORATION
                                      (Anchor)


                                      By: /s/ Richard M. Deneau
                                          -------------------------------------
                                              Richard M. Deneau, President and
                                              Chief Operating Officer